EXHIBIT 99.1

January 23, 2012

To: The Schnitzer Steel Community:

Don Hamaker has decided to leave Schnitzer Steel for personal reasons.  Don has been a key part of the leadership team that has driven the growth and development of our Company’s Metal Recycling Business over the last six years. He leaves behind a very capable team and a much bigger and stronger organization. We appreciate his many contributions and his dedication to the success of Schnitzer Steel.

Don will be working closely with us to transition his responsibilities to members of his leadership team as seamlessly as possible over the near term, and will be available to us in an advisory role going forward.  As part of this transition plan, I am establishing effective immediately the Office of the MRB President, which will be led by Pat Christopher, and will include Alter Goldstein, Jim Devine, Warren Jennings and David Mendez.  The team will report directly to me and will be responsible for strategy and execution of the MRB business.

Please join me in thanking Don for his role in making Schnitzer Steel what it is today, and wishing him well in his future endeavors.

Tamara L. Lundgren
President and Chief Executive Officer